                                                                 EXHIBIT 12.1

                        LOUIS DREYFUS NATURAL GAS CORP.
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

     For purposes of these computations, earnings consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, including amortization of debt discount and financing costs, capitalized interest, and the portion of rental expense which LDNG believes is representative of the interest component of rental expense.


                                                                            Three
                                                                            Months
                                       Years Ended December 31,             Ended
                        ------------------------------------------------   March 31,
                          1994      1995      1996      1997       1998      1999
                        --------  --------  --------  --------  --------  ---------
                                 (dollars in thousands, except ratio data)
EARNINGS:
Net income (loss) be-
  fore income taxes . . $ 16,038  $ 15,739  $ 31,500  $(27,323) $(73,156)  $  (5,977)
Interest. . . . . . . .   16,856    21,736    26,822    28,737    40,908      10,048
Amortization of debt
  issue costs . . . . .      894     1,111     1,073       847       588         148
Interest portion of
  rental expense. . . .      293       291       307       375       692         124
                        --------  --------  --------  --------  --------   ---------
                        $ 34,081  $ 38,877  $ 59,702  $  2,636  $(30,968)  $   4,343
                        ========  ========  ========  ========  ========   =========
FIXED CHARGES:
Interest. . . . . . . . $ 16,856  $ 21,736  $ 26,822  $ 28,737  $ 40,908   $  10,048
Capitalized interest. .       --       266       431       998     3,272         554
Amortization of debt
  issue costs . . . . .      894     1,111     1,073       847       588         148
Interest portion of
  rental expense. . . .      293       291       307       375       692         124
                        --------  --------  --------  --------  --------   ---------
                        $ 18,043  $ 23,404  $ 28,633  $ 30,957  $ 45,460   $  10,874
                        ========  ========  ========  ========  ========   =========
Ratio of earnings to
  combined fixed
  charges (1) . . . . .    1.9:1     1.7:1     2.1:1        NM        NM          NM
                        ========  ========  ========  ========  ========   =========


(1) Earnings were insufficient to cover fixed charges by $28.3 million and $76.4 million for the years ended December 31, 1997 and 1998, respectively, and $6.5 million for the three months ended March 31, 1999.